
<ARTICLE> 5
<LEGEND>
Registrant is a limited partnership which invests in real estate and real estate joint ventures. In accordance with industry practice, its balance sheet is unclassified. For full information, refer to the accompanying unaudited financial statements.
</LEGEND>

<PERIOD-TYPE>                   3-MOS
<FISCAL-YEAR-END>                          DEC-31-1997
<PERIOD-END>                               MAR-31-1997
<CASH>                                       1,101,333
<SECURITIES>                                         0
<RECEIVABLES>                                        0
<ALLOWANCES>                                         0
<INVENTORY>                                          0
<CURRENT-ASSETS>                                     0
<PP&E>                                               0
<DEPRECIATION>                                       0
<TOTAL-ASSETS>                               1,402,519<F1>
<CURRENT-LIABILITIES>                                0
<BONDS>                                              0
<COMMON>                                             0
<PREFERRED-MANDATORY>                                0
<PREFERRED>                                          0
<OTHER-SE>                                    (177,507)<F2>
<TOTAL-LIABILITY-AND-EQUITY>                 1,402,519<F3>
<SALES>                                              0
<TOTAL-REVENUES>                                38,957<F4>
<CGS>                                                0
<TOTAL-COSTS>                                        0
<OTHER-EXPENSES>                                42,719<F5>
<LOSS-PROVISION>                                     0
<INTEREST-EXPENSE>                                   0
<INCOME-PRETAX>                                 (3,762)
<INCOME-TAX>                                         0
<INCOME-CONTINUING>                             (3,762)
<DISCONTINUED>                                       0
<EXTRAORDINARY>                                      0
<CHANGES>                                            0
<NET-INCOME>                                    (3,762)
<EPS-PRIMARY>                                    (0.05)<F6>
<EPS-DILUTED>                                        0

<F1>In addition to cash, total assets include net deferred expenses of
$195,523, and other assets of $105,663.
<F2>Represents partners' capital deficiency.
<F3>Liabilities include investments in unconsolidated partnerships of
$1,186,283 and accounts payable and other liabilities of $393,743.
<F4>Represents interest and other revenue.
<F5>Total expense includes depreciation and amortization of $9,309 and general and administrative of $33,410.
<F6>Represents net income per Unit of limited partnership interest.

